Exhibit 16.1

July 18, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read Item 4.01 of Form 8-K dated July 18, 2024, of Delta Apparel, Inc. and are in  agreement with the statements contained in all paragraphs in Item 4.01 therein.  We have no basis to agree or disagree with other statements of the registrant contained in the above referenced filing.

/s/ Ernst & Young LLP